Exhibit 99.3

NEWS RELEASE
Contacts:
Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341
Rick Wyatt (Bond Investors)
Rick.Wyatt@hii-co.com
757-380-2101

Huntington Ingalls Industries Commences Tender Offer and Consent Solicitation for

6.875% Senior Notes Due 2018

NEWPORT NEWS, Va. (Nov. 17, 2014) — Huntington Ingalls Industries, Inc. (NYSE: HII) (“HII” or the “Company”) announced today that it has commenced a cash tender offer for any and all of its outstanding 6.875% Senior Notes due 2018 (the “Notes”). In conjunction with the tender offer, HII is soliciting consents to eliminate or modify most of the covenants, certain events of default applicable to the Notes and certain other provisions contained in the indenture governing the Notes (the “Indenture”). HII expects to fund the tender offer and consent solicitation with the proceeds of a debt financing together with available cash on hand.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on Dec. 15, 2014, unless extended or earlier terminated (the “Expiration Date”). Holders who validly tender their Notes and deliver their consents to the proposed amendments to the Indenture before 5:00 p.m., New York City time, on Dec. 1, 2014, unless extended (the “Consent Payment Date”), will be eligible to receive the Total Consideration (as defined below). Holders that validly tender Notes on or prior to Dec. 1, 2014 and have their Notes accepted for purchase are expected to receive payment of the Total Consideration promptly following the Consent Payment Date on the early settlement date (the “Early Settlement Date”). The Early Settlement Date is currently expected to occur on Dec. 2, 2014. Holders that validly tender their Notes after Dec. 1, 2014, will receive only the Tender Offer Consideration (as defined below) promptly after the Expiration Date on the final settlement date (the “Final Settlement Date”). The Final Settlement Date is currently expected to occur on Dec. 16, 2014. Tenders of Notes may be validly withdrawn and consents may be validly revoked until 5:00 p.m., New York City time, on Dec. 1, 2014, unless extended (the “Withdrawal Deadline”), but may not be withdrawn thereafter except to the extent required by law.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Payment Date is $1,052.16, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. Holders tendering after the Consent Payment Date will be eligible to receive only the “Tender Offer Consideration,” which is $1,022.16 for each $1,000 principal amount of Notes. Holders will also receive accrued and

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

http://newsroom.huntingtoningalls.com

unpaid interest from the last interest payment date on the Notes up to, but not including, the applicable settlement date for such Notes that the Company accepts for purchase in the tender offer.

The tender offer and consent solicitation are subject to certain conditions precedent, including completion of a debt financing the net proceeds of which, together with available cash on hand, shall be sufficient to pay the Total Consideration plus accrued interest for all the tendered Notes and delivered consents, plus all fees and expenses incurred in connection with the tender offer and the consent solicitation, as further described in the Offer to Purchase (as defined below).

The complete terms and conditions of the tender offer and consent solicitation are set forth in the Offer to Purchase and Consent Solicitation Statement dated Nov. 17, 2014, (the “Offer to Purchase”) and related Consent and Letter of Transmittal dated Nov. 17, 2014, (“Letter of Transmittal”) that are being sent to registered holders of the Notes. Requests for tender offer documents may be directed to D.F. King & Co., Inc., the information agent, at the following address: 48 Wall Street, 22nd Floor, New York, N.Y. 10005. The information agent may be telephoned by banks and brokers at 212-269-5550 and by all others at 866-620-2538 or emailed at hii@dfking.com. The dealer manager and solicitation agent for the tender offer is Credit Suisse Securities (USA) LLC. Questions regarding the tender offer and consent solicitation may be directed to the dealer manager and solicitation agent, Attention: Liability Management Group, at 11 Madison Avenue, New York, N.Y. 10010. The dealer manager and solicitation agent may be telephoned at 212-538-2147 or toll-free at 800-820-1653.

We intend to call for redemption, in accordance with the terms of the Indenture, any and all Notes not tendered in the tender offer and consent solicitation at the redemption price stated in the Indenture, plus accrued and unpaid interest to, but not including, the date of redemption. We may deliver such notice of redemption as early as the Consent Payment Date. However, no assurance can be given that such untendered Notes will be redeemed as contemplated or at all. Neither the Offer to Purchase nor the accompanying Consent and Letter of Transmittal constitute a notice of redemption.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is being made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. Holders are urged to read the Offer to Purchase and Letter of Transmittal carefully before making any decision with respect to the tender offer and consent solicitation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents. None of HII, the dealer manager and solicitation agent or the tender agent, information agent or trustee makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer or provide the related consents, and no one has been authorized to make such a recommendation.

Huntington Ingalls Industries designs, builds and manages the life-cycle of the most complex nuclear and conventionally-powered ships for the U.S. Navy and Coast Guard. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII also provides engineering and project management services expertise to the commercial energy industry, the Department of Energy and other government customers. Headquartered in Newport News, Virginia, HII employs approximately 39,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Huntington Ingalls Industries

4101 Washington Avenue — Newport News, VA 23607

www.huntingtoningalls.com/media

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include the failure to complete the debt financing to fund the tender offer, the failure to consummate the Tender Offer, and potential changes in market conditions that could cause actual results to differ materially. You should not place undue reliance on any forward-looking statements that we may make. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise any of these statements.

Huntington Ingalls Industries

4101 Washington Avenue — Newport News, VA 23607

www.huntingtoningalls.com/media